CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of The Macerich Company on Form S-8 regarding The Macerich Property Management Company Profit Sharing Plan of our report dated March 20, 1998, on our audits of the consolidated financial statements and financial statement schedule of The Macerich Company as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, and our report dated April 15, 1998 on our audit of the Historical Statement of Gross Income and Direct Operating Expenses of The Equitable Life Assurance Society of the United States Separate Account No. 174 for the year ended December 31, 1997, which reports are incorporated by reference in this registration statement.

PricewaterhouseCoopers LLP
/s/ PricewaterhouseCoopers LLP

Los Angeles, California
December 30, 1998